UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 5, 2009

CHINACAST EDUCATION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50550	20-0178991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 3316, 33/F, One IFC, 1 Harbour View Street, Central, Hong Kong
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (852) 2811-2389

____________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 5, 2009, ChinaCast Communication Holdings Limited (the “Purchaser”), a subsidiary of ChinaCast Education Corporation (the “Company”), completed the acquisition of East Achieve Limited (“East Achieve”), the holding company which owns 100% of Lijiang College, from Xie Jiqing who holds 100% of the equity interest in East Achieve for a total purchase price of RMB365,000,000 (or approximately $53.7 million).  RMB100,000,000 (or approximately $14.7 million) of the purchase price has been paid, RMB195,000,000 (or approximately $28.7 million) will be paid upon the satisfaction or waiver of certain conditions specified in the Agreement, and the remaining RMB70,000,000 (or approximately $10.3 million) will be paid within 30 days of August 31, 2010.  The source of the cash used for the acquisition is from working capital of the Company.

East Achieve owns 100% of the equity interest in Shanghai Xijiu Information Technology Co., Ltd., which in turn owns 100% of the equity interest in China Lianhe Biotechnology Co., Ltd. (“Lianhe”).  As a result of the consummation of the acquisition, the Purchaser now holds 100% of the equity interest in Lianhe. Lijiang College is jointly sponsored by Lianhe and Guangxi Normal University.  Lijiang College was founded in 2001 as an independent, accredited college affiliated with Guangxi Normal University, which is located in the city of Guilin in Southwestern China. The university has 415 full-time and part-time instructors and offers fully accredited bachelor degree and diploma courses in tourism, hospitality, language studies, computer engineering, economics, law, music, art and physical education.

Item 9.01  Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)	Pro-forma Financial Information

The pro-forma financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 9, 2009	CHINACAST EDUCATION CORPORATION

	By:	/s/ Antonio Sena
Name: Antonio Sena
Title: Chief Financial Officer